Exhibit 99.1

FOR IMMEDIATE RELEASE

Prime Meridian Holding Company Reports

SECOND Quarter 2020 Results

TALLAHASSEE, FL – August 3, 2020 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG), the parent bank holding company for Prime Meridian Bank, today announced unaudited financial results for the quarter ended June 30, 2020. The Company reported net earnings of $720,000, or $0.23 per basic and diluted share, for the quarter ended June 30, 2020 compared to net earnings of $764,000 or $0.24 per basic and diluted share, for the quarter ended June 30, 2019.  For the six months ended June 30, 2020, the Company reported net earnings of $1,436,000, or $0.45 per basic and diluted share, compared to net earnings of $1,631,000 or $0.52 per basic and diluted share, for the six months ended June 30, 2019.

The Bank continued to work closely with clients and their businesses throughout the second quarter to help them navigate the financial impacts of COVID-19, partial shutdowns and related challenges. “The Paycheck Protection Program (PPP) was instrumental in helping businesses sustain their operations,” said Sammie D. Dixon, Jr., Vice Chairman, President and CEO of Prime Meridian Bank.   Dixon credits his team’s adept handling of PPP for the abundance of community goodwill generated, which translated to new client relationships and strengthening of existing ones. “The infusion of 855 SBA-backed PPP loans totaling $81.5 million to our local economies enabled many to maintain workers and remain viable,” he continued. "Approximately 84% of these loans are less than $150,000, " he added.

According to Dixon, though the Bank is seeing pressure on cash flows in certain loan sectors, including hospitality, it is currently not experiencing significant widespread deterioration in its loan portfolio. “We are closely monitoring all loan sectors, particularly those with loans that are under payment modification,” he said. “As we move into the third quarter, we traditionally see increases in seasonal activities and spending (ie: college football, fall travel, etc.) in the Tallahassee and Lakeland markets.”  Dixon acknowledges, though, it is still too early to know how this will unfold.  “A lot depends on how local and state ordinances -- designed to address COVID-19 -- will impact our markets,” he said.

The Bank’s mortgage department continues to perform well, especially in Leon County, where it ranks first in dollar volume and second in number of mortgages originated, for the first six months of 2020 according to Metro Market Trends reporting.  Comparing the six-month period ended June 30, 2020 to the same period in 2019, mortgage banking revenue stood at $367,000 – a 21.1% increase.

Dixon maintained that, “If we look at our total performance since year-end, or compare it with the same period year-over-year, the numbers reveal the underlying strength of the Company and real value creation for all stakeholders.” He added the Company maintains ample access to capital resources. “I am as excited as I’ve ever been at the opportunities ahead,” he continued. “We remain cautiously optimistic as we move toward a post-COVID-19 economy.”

Second Quarter 2020 Highlights

Financial Highlights - Prime Meridian Holding Company and Subsidiary (Unaudited)
(dollars in thousands except per share amounts)
	2Q'20	1Q'20	4Q'19	3Q'19	2Q'19
Net earnings	$720	$716	$947	$964	$764
Book value per share	$18.30	$17.88	$17.51	$17.25	$16.85
Earnings per share - Basic	$0.23	$0.22	$0.29	$0.31	$0.24
Earnings per share - Diluted	$0.23	$0.22	$0.29	$0.31	$0.24
Weighted-average basic shares outstanding	3,116,307	3,183,857	3,190,933	3,147,696	3,144,068
Weighted-average diluted shares outstanding	3,116,370	3,185,558	3,195,793	3,151,321	3,150,136
Return on average assets(1)	0.47%	0.56%	0.75%	0.83%	0.70%
Return on average equity(1)	5.09	5.09	6.84	7.14	5.85
Average yield on earning assets(1)	3.59	4.17	4.17	4.48	4.49
Net interest margin(1)	3.07	3.42	3.36	3.63	3.66
Efficiency ratio(2)	56.57	65.14	60.40	65.03	71.52
Nonperforming assets/total assets(3)	0.33	0.57	0.52	0.54	0.44

(1) Ratio has been annualized

(2) Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

(3) Nonperforming assets include other real estate owned and loans greater than 90 days past due and exclude troubled debt restructuring loans (TDRs).

•  During the second quarter, the Company originated and funded 855 loans, or $81.5 million, in Paycheck Protection Program ("PPP") loans offered through the Small Business Administration ("SBA").  Of this amount, approximately 373 loans, or $28.2 million, were originated with new clients.

•  Adjusted pre-tax, pre-provision net earnings for the second quarter were $2.2 million and adjusted pre-tax, pre-provision annualized returns on average assets and average common equity were 1.40% and 15.30%, respectively. (These are considered non-GAAP financial measures.  Please refer to "Non-GAAP Measures and Ratio Reconciliation" in the Tables on pages 11-12 for more detail.)

•  The provision for loan losses for the second quarter of 2020 was substantially higher than prior periods at $1.2 million, with $686,000 in net charge-offs for the quarter and $236,000 placed in unallocated reserves to account for potential COVID-19 related credit deterioration. The charge-offs during the quarter consisted of six loans, were centered in the general Commercial and Industrial category, and were unrelated to the COVID-19 pandemic.

•  Bank capital remained strong with a Tier 1 Leverage Capital Ratio of 8.99%.  The Company ended the quarter with a well-positioned balance sheet reflecting solid interest rate risk management, strong liquidity, and the ability to access other capital sources if needed.

COVID-19 Response

The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, lowered equity market valuations, created significant volatility and disruption in financial markets and significantly increased unemployment levels.  The extent to which the COVID-19 pandemic impacts our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios, will depend on future developments and the duration of the pandemic and actions taken by governmental authorities to slow the spread of the disease and mitigate its economic impact.

The Company took actions during the first and second quarters to prepare its employees, support its clients, and help its communities.   In mid-March, the Company closed its lobbies to foot traffic, making them available by appointment only.  At the same time, the Company moved to a split-staff schedule to decrease the number of employees in an office and enhanced its cleaning and disinfecting procedures.  Meetings of more than ten people transitioned to virtual or online platforms and clients have the option to sign documents electronically.  As of the date of this earnings release, the State of Florida was in Phase Two of Governor DeSantis' reopening plan for the state which became effective June 5, 2020.  The Bank has reopened its lobbies, but continues to follow guidance from the Centers for Disease Control ("CDC") and the Florida Department of Health in best practices for maintaining a healthy work environment.

The Company is supporting small business owners by making PPP loans. As of June 30, 2020, the Bank had originated $81.5 million in PPP loans.  These loans are 100% guaranteed by the SBA. The Company has the option of funding PPP loans through the Federal Reserve's Paycheck Protection Program Lending Facility (the "PPPLF"). Loans pledged to secure PPPLF advances are excluded from the calculations of the Bank's regulatory capital ratios.  The Company funded $51.1 million under the PPPLF during the quarter, but elected to prepay these borrowing tranches before June 30th using excess liquidity. The Company maintains its access to the PPPLF, along with its other borrowing sources, if needed.

Management believes credit quality deterioration directly related to the pandemic could materialize in the future. As of June 30, 2020, the Company had accommodated 70 requests for payment deferrals or modifications on loans totaling $42.4 million, or 11.5% of the Bank’s portfolio loans, excluding PPP loans.  Approximately 88.9% of the requests were for loans secured with real estate.  Since quarter end, 25 loans totaling $7.8 million have reverted back to original pre-modification terms and are being paid as agreed.  Seven loans totaling $9.5 million have been approved for a second payment deferral/modification in the 3rd quarter, and the remaining 38 loans are either being paid within modified terms or their payments were originally deferred until the middle of the 3rd quarter.  The tables below give more detail on loan modification activity and PPP loan originations through June 30, 2020.

Loan Deferral Requests

June 30, 2020

(dollars in thousands)

								Percent
			Average			Full	Weighted	of
	Number of	Dollar	Balance	Interest	Interest	Payment	Average	Total Loan
	Loans	Amount Loans	Loans	Only	Only	Deferral	LTV Loans	Collateral
Collateral or Loan Type	Modified	Modified	Modified	3 Months	4-6 Months	3 Months	Modified	or Type
1-4 family owner occupied	15	$7,558	$504	$-	$-	$7,558	75.0%	17.8%

1-4 family non-owner occupied	9	3,035	337	948	167	1,920	67.0	7.1

CRE owner occupied	13	10,730	825	-	-	10,730	61.0	25.3

CRE non-owner occupied	9	16,407	1,823	-	1,737	14,670	62.0	38.7

Commercial & Industrial	15	3,898	260	417	672	2,809	N/A	9.2

Construction/Land	7	781	112	23	-	758	47.0	1.8

Consumer	2	29	15	29	-	-	N/A	0.1
Total	70	$42,438	$606	$1,417	$2,576	$38,445	-	100.0%

PPP Loans by Industry

June 30, 2020

(dollars in thousands)

	Total	Avg. Loan	% of
Category	Balance	Balance	Total
Hospitality	$6,368	$75	7.8%
Real estate services and construction	13,033	72	16.0
Wholesale and retail trade and manufacturing	10,861	88	13.3
Financial, professional, and information services	23,234	113	28.5
Administrative, religious and other services	16,334	86	20.1
Healthcare services	11,621	168	14.3
TOTAL	$81,451	$95	100.0%

Earnings Summary (Unaudited)

(dollars in thousands)

				Change 2Q'20 vs.
	2Q'20	1Q'20	2Q'19	1Q'20	2Q'19
Net interest income	$4,569	$4,143	$3,759	10.3%	21.5%
Provision for loan losses	1,227	636	179	92.9	585.5
Noninterest income	414	367	412	12.8	0.5
Noninterest expense	2,819	2,938	2,983	(4.1)	(5.5)
Income taxes	217	220	245	(1.4)	(11.4)
Net earnings	$720	$716	$764	0.6%	(5.8)%

On a linked quarter basis, the Company’s performance during the second quarter of 2020 benefitted from growth in both net interest income and noninterest income, driven primarily by interest and fees on the $81.5 million in PPP loans booked in the second quarter and strong performance in our mortgage banking area.  Also contributing to earnings was a 4.1% decrease in noninterest expense and a 1.4% decrease in income tax expense.  Offsetting these positive net income drivers was a $1.2 million provision for loan losses.

Compared to the same period a year ago, the decrease in the Company's second quarter net income is primarily attributed to a $1.0 million increase in the provision for loan losses, despite a 21.5% increase in net interest income, a 5.5% decrease in noninterest expense, and an 11.4% decrease in income tax expense.

	Six Months Ended
	June 30, 2020	June 30, 2019	$ Change	% Change
Net interest income	$8,712	$7,446	$1,266	17.0%
Provision for loan losses	1,863	344	1,519	441.6
Noninterest income	781	737	44	6.0
Noninterest expense	5,757	5,689	68	1.2
Income taxes	437	519	(82)	(15.8)
Net income	$1,436	$1,631	$(195)	(12.0)%

Comparing the six-month periods, the $1.5 million increase in the provision for loan losses offset growth in net interest income and noninterest income and a 15.8% decrease in income tax expense.

Interest income (Unaudited)

(dollars in thousands)

				Change 2Q'20 vs.
	2Q'20	1Q'20	2Q'19	1Q'20	2Q'19
Interest income:
Loans	$4,844	$4,429	$3,916	9.4%	23.7%
Securities	428	384	333	11.5	28.5
Other	62	232	361	(73.3)	(82.8)
Total interest income	$5,334	$5,045	$4,610	5.7%	15.7%

On a linked quarter basis, the 5.7% increase in total interest income was driven by interest income and fees on PPP originations, totaling $392,000 in the second quarter.  The increase in interest income from securities is attributed to higher average balances and a $56,000 discount accreted to interest income after a corporate bond was called in April, 2020. The decrease in other interest income is attributed to lower yields on federal funds sold and deposits with other banks.  Without the PPP loan activity during the second quarter, total interest income would have been down slightly on a linked quarter basis, primarily due to decreased average loan yields.

Compared to the second quarter of 2019, the 15.7% increase in total interest income is mostly attributed to loan growth, with average loan balances increasing $129.8 million, or 43.6%.  More than half of the loan growth came from PPP loan originations in the second quarter of 2020.  Partially offsetting this loan growth were lower yields on loans, federal funds sold and deposits with banks as the Federal Reserve has cut rates five times since June 30, 2019.

	Six Months Ended
	June 30, 2020	June 30, 2019	$ Change	% Change
Interest income:
Loans	$9,273	$7,772	$1,501	19.3%
Securities	812	629	183	29.1
Other	294	709	(415)	(58.5)
Total interest income	$10,379	$9,110	$1,269	13.9%

Comparing the six-month period ended June 30, 2020 to the same period a year ago, growth in total interest income was driven by a higher volume of loans and securities, partially offset by lower yields across most interest-earning asset categories.

Interest expense (Unaudited)

(dollars in thousands)

				Change 2Q'20 vs.
	2Q'20	1Q'20	2Q'19	1Q'20	2Q'19
Total interest expense	$765	$902	$851	(15.2)%	(10.1)%

Despite higher balances of interest-bearing liabilities, total interest expense declined $137,000 from the first quarter of 2020 and $86,000 from the second quarter of 2019.  Management strategically reduced rates in the fourth quarter of 2019 following three interest rate cuts by the Federal Reserve in the second half of 2019.  This effort continued into the first half of 2020 and was accelerated after the Federal Reserve cut its benchmark interest rate twice in the month of March, both in emergency meetings scheduled in response to the growing global coronavirus pandemic. Average interest-bearing deposit costs have decreased 43 basis points since the second quarter of 2019.

	Six Months Ended
	June 30, 2020	June 30, 2019	$ Change	% Change
Total interest expense	$1,667	$1,664	$3	0.2%

Looking at the six-month periods, total interest expense stayed relatively flat as the effect of higher average balances of interest-bearing liabilities and lower rates offset one another.

Margin Analysis (Unaudited)

(dollars in thousands)

	2Q'20			1Q'20			2Q'19
		Interest			Interest			Interest
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate	Balance	Dividends	Rate	Balance	Dividends	Rate
Interest-earning assets:
Loans(1)	$427,902	$4,745	4.44%	$352,421	$4,363	4.95%	$298,058	$3,834	5.15%
Loans held for sale	9,788	99	4.05	6,051	66	4.36	6,957	82	4.71
Debt securities available for sale	68,014	428	2.52	63,583	384	2.42	50,943	333	2.61
Other(2)	89,217	62	0.28	62,157	232	1.49	54,650	361	2.64
Total interest-earning assets	594,921	$5,334	3.59%	484,212	$5,045	4.17%	410,608	$4,610	4.49%
Noninterest-earning assets	21,749			26,021			25,684
Total assets	$616,670			$510,233			$436,292

Interest-bearing liabilities:
Savings, NOW and money-market deposits	$311,237	$412	0.53%	$277,254	$544	0.78%	$242,815	$597	0.98%
Time deposits	67,287	325	1.93	69,906	355	2.03	48,573	254	2.09
Total interest-bearing deposits	378,524	737	0.78	347,160	899	1.04	291,388	851	1.17
Other borrowings	33,129	28	0.34	1,273	3	0.94	34	-	-
Total interest-bearing liabilities	411,653	765	0.74%	348,433	902	1.04%	291,422	$851	1.17%
Noninterest-bearing deposits	140,234			99,857			87,077
Noninterest-bearing liabilities	8,220			5,690			5,545
Stockholders' equity	56,563			56,253			52,248
Total liabilities and stockholders' equity	$616,670			$510,233			$436,292

Net earning assets	$183,268			$135,779			$119,186
Net interest income		$4,569			$4,143			$3,759
Interest rate spread (3)			2.85%			3.13%			3.32%
Net interest margin (4)			3.07%			3.42%			3.66%

(1) Includes nonaccrual loans
(2) Other interest-earning assets include federal funds sold, interest-bearing deposits and Federal Home Loan Bank stock.

(3)    Interest rate spread is the difference between the total interest-earning asset yield and the rate paid on total interest-bearing liabilities.

(4)    Net interest margin is net interest income divided by total average interest-earning assets, annualized.

Dilution from the PPP loans contributed materially to the quarter's lower net interest margin as these loans are yielding 2.53%, inclusive of recognized fees and costs. In addition, the full quarter impact of the Federal Reserve's actions in March became evident in the Company's net interest margin in the second quarter of 2020.  Subtracting out the impact of the PPP loans, the Company's adjusted average loan yield was 4.76%, compared to 4.95% on a linked quarter basis. (Please refer to "Non-GAAP Measures and Ratio Reconciliation" in the Tables on pages 11-12 for more detail). Looking forward, management expects fluctuations in its net interest margin, in part, due to the uncertain timing of PPP loans exiting the balance sheet.

Provision for Loan Losses

The provision for loan losses for the quarter and six months ended June 30, 2020 increased substantially over the same periods in 2019.  The Company took $686,000 in net charge-offs during the second quarter of 2020 and $1.0 million in net charge-offs for the first six months of 2020. These charge-offs were unrelated to the COVID-19 pandemic.  The charge-offs, in conjunction with an increase in general and specific reserves and a $236,000 addition to unallocated reserves in anticipation of possible COVID-19 related credit deterioration, resulted in the large increase in the provision in the second quarter.

Noninterest income (Unaudited)

(dollars in thousands)

				Change 2Q'20 vs.
	2Q'20	1Q'20	2Q'19	1Q'20	2Q'19
Service charges and fees on deposit accounts	$44	$64	$68	(31.3)%	(35.3)%
Debit card/ATM revenue, net	79	81	64	(2.5)	23.4
Mortgage banking revenue	219	148	197	48.0	11.2
Income from bank-owned life insurance	40	40	45	-	(11.1)
Other income	32	34	38	(5.9)	(15.8)
Total noninterest income	$414	$367	$412	12.8%	0.5%

On a linked quarter basis, the increase in total noninterest income was driven by a $71,000 increase in mortgage banking revenue.  This was partially offset by a $20,000 decrease in service charges and fees on deposit accounts.

Compared to the second quarter of 2019, increases in debit card/ATM net revenue and mortgage banking revenue were offset by declines in service charges and fees on deposit accounts, income from bank-owned life insurance and other income, leaving total noninterest income relatively flat with the second quarter of last year.

	Six Months Ended
	June 30, 2020	June 30, 2019	$ Change	% Change
Service charges and fees on deposit accounts	$108	$139	$(31)	(22.3)%
Debit card / ATM revenue, net	160	126	34	27.0
Mortgage banking revenue	367	303	64	21.1
Income from bank-owned life insurance	80	90	(10)	(11.1)
Gain on sale of securities available for sale	-	7	(7)	N/A
Other income	66	72	(6)	(8.3)
Total noninterest income	$781	$737	$44	6.0%

Comparing the six-month period ended June 30, 2020 to 2019, increases in the two most important noninterest income drivers (debit card/ATM net revenue and mortgage banking revenue) were partially offset by declines in other noninterest income categories.  The most notable decline was in service charges and fees on deposit accounts.

Noninterest expense (Unaudited)

(dollars in thousands)

				Change 2Q'20 vs.
	2Q'20	1Q'20	2Q'19	1Q'20	2Q'19
Salaries and employee benefits	$1,546	$1,618	$1,579	(4.4)%	(2.1)%
Occupancy and equipment	381	338	427	12.7	(10.8)
Professional fees	83	91	106	(8.8)	(21.7)
Marketing	100	201	194	(50.2)	(48.5)
FDIC Assessment	67	52	44	28.8	52.3
Software maintenance, amortization and other	201	193	167	4.1	20.4
Other	441	445	466	(0.9)	(5.4)
Total noninterest expense	$2,819	$2,938	$2,983	(4.1)%	(5.5)%

On a linked quarter basis, a $72,000 decline in salaries and employee benefits and a $101,000 decline in marketing expense were the two key drivers of the 4.1% decrease in total noninterest expense.  The significant decrease in marketing expenses can be attributed to the COVID-19 pandemic and the limitation on in-person gatherings. Sponsored events, client appreciation events, and business development activity were all suspended in the second quarter.  The decline in salaries and employee benefits is attributed to a higher level of PPP-related deferred loan origination costs which offset increases in salaries and commissions.  The $43,000 increase in occupancy expense is attributed to the completion of leasehold improvements at the Timberlane office and its subsequent amortization, along with higher depreciation expense of FF&E and computer equipment.

Compared to the second quarter of 2019, salaries and employee benefits show a decline due to higher deferred loan origination costs in the second quarter of 2020, driven by PPP loan originations.  Occupancy and equipment expense declined 10.8% from the second quarter of 2019, in part because the Company expensed approximately $69,000 in non-recurring occupancy costs related to the opening of the Lakeland office in the second quarter of 2019.  Marketing costs are down significantly due to the COVID-19 pandemic and the suspension of most group activities in the second quarter of 2020. In addition, the Company had large marketing expenditures associated with the opening of our Lakeland office in the second quarter of 2019 compared to the second quarter of 2020, also explaining the decrease in marketing expenses.

	Six Months Ended
	June 30, 2020	June 30, 2019	$ Change	% Change
Salaries and employee benefits	$3,164	$3,136	$28	0.9%
Occupancy and equipment	719	702	17	2.4
Professional fees	174	183	(9)	(4.9)
Marketing	301	393	(92)	(23.4)
FDIC assessment	119	87	32	36.8
Software maintenance, amortization and other	394	319	75	23.5
Other	886	869	17	2.0
Total noninterest expense	$5,757	$5,689	$68	1.2%

Comparing the six-month periods, the $92,000 decrease in marketing expense (for reasons already discussed) offset increases in other areas, the most notable one being a $75,000 increase in software maintenance, amortization, and other.  The 36.8% increase in the FDIC assessment is calculated on the Company's increased deposit base, net of regulatory adjustments related to PPP activity.

Balance Sheet

At June 30, 2020, the Company reported $602.2 million in total assets, $536.5 million in deposits, and $442.6 million in net portfolio loans. This compares to $500.9 million in total assets, $438.3 million in deposits, and $337.7 million in net portfolio loans at December 31, 2019. Loan growth occurred in all categories, with the exception of consumer loans which declined slightly, and was driven by the addition of $81.5 million in PPP loans.  Subtracting out PPP loans, commercial loans actually declined $1.8 million, or 2.6%, from December 31, 2019. During the second quarter of 2020, the Company utilized the Federal Reserve's PPPLF to help fund the PPP loans.  The Company borrowed $51.1 million during the quarter, but elected to prepay the PPPLF prior to June 30th with excess liquidity.  The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary

Loans by Class

(dollars in thousands)

	June 30, 2020		December 31, 2019
	Unaudited		Audited
	Amount	% of Total	Amount	% of Total
Commercial real estate	$108,970	24.2%	$94,728	27.7%
Residential real estate and home equity	141,932	31.6	135,913	39.8
Construction	42,142	9.4	33,583	9.8
Commercial	149,437	33.2	69,770	20.4
Consumer	7,186	1.6	7,631	2.3
Total Loans	449,667	100.0%	341,625	100.0%

Net deferred loan costs	(1,845)		499
Allowance for loan losses	(5,248)		(4,414)
Loans, net	$442,574		$337,710

The $98.3 million increase in deposits since December 31, 2019 is attributed to increased market share, deposits associated with PPP loans, and conversion of new PPP clients to full banking relationships.  While management anticipates some shrinkage in deposits as PPP funds are spent, management expects the majority of this deposit increase will remain long-term.

As part of the Company's overall capital management plan, the Company initiated a share repurchase program of up to $2 million in the first quarter.  As of June 30, 2020, the Company had repurchased 82,784 shares at a weighted-average cost per share of $14.70 for a total of $1.2 million.  The share repurchase plan was suspended in late March and expired on June 30, 2020. If there are further significant declines in the Company’s stock price and shares become available, the Company will reconsider the merits of a repurchase program as part of its overall capital management plan

Total stockholders’ equity was $57.0 million, or 9.5% of total assets, at June 30, 2020 compared to $55.9 million at December 31, 2019, or 11.2% of total assets.  Increases in retained earnings and accumulated other comprehensive income were partially offset by the Company's $1.2 million share repurchase that was initiated toward the end of the first quarter.  Book value per share increased from $17.51 at December 31, 2019 to $18.30 at June 30, 2020, with 3,116,499 common shares outstanding.

As of June 30, 2020, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 8.99%, a 13.80% Common Equity Tier 1 Capital Ratio, a 13.80% Tier 1 Risk-Based Capital Ratio, and a 15.05% Total Risk-Based Capital Ratio.  During the second quarter of 2020, the Company made a $4 million capital injection into the Bank and benefitted from favorable regulatory treatment of PPP loans pledged towards the Company's borrowings under the PPPLF.

Asset Quality

Loans totaling $1.9 million were deemed to be impaired under the Bank’s policy at June 30, 2020, while loans totaling $3.2 million were deemed to be impaired under the Bank’s policy at December 31, 2019.  At June 30, 2020, the Bank had eight nonaccrual loans in the aggregate amount of $1.8 million, compared to twelve nonaccrual loans totaling $2.6 million at December 31, 2019.  At June 30, 2020, the Company reported no loans greater than 90 days past due and accruing and $234,000 in other real estate owned. Net charge-offs, totaling $686,000 for the quarter ended June 30, 2020, were predominantly in the commercial loan category and were not related to the COVID-19 pandemic.  The commercial charge-off activity did result in an increase to the general reserve rate for commercial loans. With the charge-off activity, nonperforming assets as a percentage of total assets fell to 0.33%.  Management believes that the allowance for loan losses which was $5.2 million, or 1.42% of gross loans (excluding PPP loans), at June 30, 2020 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company (OTCQX: PMHG) offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank. Founded in 2008, the Bank now serves the Tallahassee and Lakeland/Winter Haven Metropolitan Statistical Areas (MSA), including clients in North and Central Florida as well as South Georgia and South Alabama. The Bank currently has four Florida locations: two in Tallahassee, Florida, one in Crawfordville, Florida, and one in Lakeland, Florida. As of June 30, 2020, the Bank had 89 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit www.primemeridianbank.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present including "pre-tax, pre-provision (PTPP) operating earnings," "PTPP return on average common equity," "PTPP return on average assets," and "adjusted average loan yield" are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to those financial measures and ratios as "non-GAAP financial measures." We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results.

We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present, and future periods.

These non-GAAP measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance. A reconciliation of non-GAAP financial measures is included at the end of the financial statement tables.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings (Unaudited)

(in thousands except per share amounts)

	2Q'20	1Q'20	4Q'19	3Q'19	2Q'19
Interest income:
Loans	$4,844	$4,429	$4,237	$4,179	$3,916
Securities	428	384	342	338	333
Other	62	232	378	402	361
Total interest income	5,334	5,045	4,957	4,919	4,610
Interest expense:
Deposits	737	899	962	934	851
Other borrowings	28	3	4	5	-
Total interest expense	765	902	966	939	851
Net interest income	4,569	4,143	3,991	3,980	3,759
Provision for loan losses	1,227	636	546	241	179
Net interest income after provision for loan losses	3,342	3,507	3,445	3,739	3,580

Noninterest income:
Service charges and fees on deposit accounts	44	64	75	74	68
Debit card/ATM revenue, net	79	81	60	67	64
Mortgage banking revenue	219	148	213	151	197
Income from bank-owned life insurance	40	40	42	46	45
Other income	32	34	38	32	38
Total noninterest income	414	367	428	370	412

Noninterest expense:
Salaries and employee benefits	1,546	1,618	1,384	1,575	1,579
Occupancy and equipment	381	338	330	373	427
Professional fees	83	91	112	79	106
Marketing	100	201	178	172	194
FDIC assessment	67	52	26	6	44
Software maintenance, amortization and other	201	193	185	188	167
Other	441	445	454	436	466
Total noninterest expense	2,819	2,938	2,669	2,829	2,983

Earnings before income taxes	937	936	1,204	1,280	1,009
Income taxes	217	220	257	316	245
Net earnings	$720	$716	$947	$964	$764

Basic earnings per share	$0.23	$0.22	$0.29	$0.31	$0.24

Diluted earnings per share	0.23	0.22	0.29	0.31	0.24

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	Unaudited		Unaudited
Interest income:
Loans	$4,844	$3,916	$9,273	$7,772
Securities	428	333	812	629
Other	62	361	294	709
Total interest income	5,334	4,610	10,379	9,110
Interest expense:
Deposits	737	851	1,636	1,664
Other borrowings	28	-	31	-
Total interest expense	765	851	1,667	1,664
Net interest income	4,569	3,759	8,712	7,446
Provision for loan losses	1,227	179	1,863	344
Net interest income after provision for loan losses	3,342	3,580	6,849	7,102
Noninterest income:
Service charges and fees on deposit accounts	44	68	108	139
Debit card/ATM revenue, net	79	64	160	126
Mortgage banking revenue	219	197	367	303
Income from bank-owned life insurance	40	45	80	90
Gain on sale of securities available for sale	-	-	-	7
Other income	32	38	66	72
Total noninterest income	414	412	781	737
Noninterest expense:
Salaries and employee benefits	1,546	1,579	3,164	3,136
Occupancy and equipment	381	427	719	702
Professional fees	83	106	174	183
Marketing	100	194	301	393
FDIC assessment	67	44	119	87
Software maintenance, amortization and other	201	167	394	319
Other	441	466	886	869
Total noninterest expense	2,819	2,983	5,757	5,689
Earnings before income taxes	937	1,009	1,873	2,150
Income taxes	217	245	437	519
Net earnings	$720	$764	$1,436	$1,631

Earnings per common share:
Basic	$0.23	$0.24	$0.45	$0.52
Diluted	0.23	0.24	0.45	0.52
Cash dividends per common share(1)	-	-	0.12	0.12

(1) Annual cash dividends were paid during the first quarters of 2020 and 2019.

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands)

	2Q'20	1Q'20	4Q'19	3Q'19	2Q'19
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
Assets
Cash & cash equivalents	$62,307	$72,677	$75,082	$84,278	$72,042
Debt securities available for sale	66,898	70,976	61,333	55,773	52,431
Loans, held for sale	8,949	8,946	6,193	7,907	6,223
Loans, net	442,574	362,436	337,710	315,807	299,949
Federal Home Loan Bank stock	493	493	404	404	404
Premises & equipment, net	8,187	8,072	7,744	7,787	7,311
Right of use lease asset	3,568	3,619	3,669	3,719	3,768
Accrued interest receivable	1,723	1,273	1,137	1,073	1,100
Bank-owned life insurance	6,581	6,541	6,501	6,459	6,413
Other real estate owned	234	234	-	-	-
Other assets	658	850	1,088	859	1,086
Total Assets	$602,172	$536,117	$500,861	$484,066	$450,727

Liabilities and Stockholders' Equity
Liabilities:
Noninterest-bearing demand deposits	$146,542	$106,176	$96,807	$96,732	$89,608
Savings, NOW and money-market deposits	323,523	297,991	272,283	265,518	247,804
Time deposits	66,449	70,116	69,174	58,947	52,912
Total Deposits	536,514	474,283	438,264	421,197	390,324
Other borrowings	-	-	1,254	2,053	770
Official checks	3,373	1,391	606	900	1,496
Operating lease liability	3,669	3,714	3,758	3,801	3,827
Other liabilities	1,584	1,038	1,111	1,088	1,314
Total Liabilities	545,140	480,426	444,993	429,039	397,731
Total Stockholders' Equity	57,032	55,691	55,868	55,027	52,996
Total Liabilities and Stockholders' Equity	$602,172	$536,117	$500,861	$484,066	$450,727

Prime Meridian Holding Company and Subsidiary
Financial Highlights (Unaudited)
(dollars in thousands except per share amounts)

	2Q'20	1Q'20	4Q'19	3Q'19	2Q'19

Per Share Data:
	$0.23	$0.22	$0.29	$0.31	$0.24
Earnings per share - Diluted	$0.23	$0.22	$0.29	$0.31	$0.24
Book value per share	$18.30	$17.88	$17.51	$17.25	$16.85
Shares outstanding	3,116,499	3,115,334	3,191,288	3,190,031	3,144,456
Weighted-average basic shares outstanding	3,116,307	3,183,857	3,190,933	3,147,696	3,144,068
Weighted-average diluted shares outstanding	3,116,370	3,185,558	3,195,793	3,151,321	3,150,136

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.47%	0.56%	0.75%	0.83%	0.70%
Return on average equity(1)	5.09	5.09	6.84	7.14	5.85
Average yield on earning assets	3.59	4.17	4.17	4.48	4.49
Net interest margin(2)	3.07	3.42	3.36	3.63	3.66
Efficiency ratio(3)	56.57	65.14	60.40	65.03	71.52
Noninterest expense/average assets(1)	1.83	2.30	2.13	2.43	2.73

Asset Quality Data:
Nonaccrual loans	$1,756	$2,244	$2,591	$2,603	$1,962
Loans 90 days past due + other real estate owned	234	787	-	-	-
Total nonperforming assets	1,990	3,031	2,591	2,603	1,962
Nonperforming assets/total assets	0.33%	0.57%	0.52%	0.54%	0.44%
Loans 30-89 days past due	$5	$3,029	$743	$254	$688
Total loans, net of held-for-sale loans	449,667	366,627	341,625	319,261	303,484
Loans 30-89 days past due / total loans	0.00%	0.83%	0.22%	0.08%	0.23%
Net charge-offs / average loans (1)	0.64%	0.39%	0.32%	0.34%	0.04%

Capital Ratios:
Tier 1 Leverage Capital Ratio (Company)	9.53%	10.75%	11.08%	11.73%	12.08%
Tier 1 Leverage Capital Ratio (Bank)	8.99	9.33	9.31	9.24	9.10
Common Equity Tier 1 Capital Ratio (Bank)	13.80	12.41	13.24	12.95	12.69
Tier 1 Risk-Based Capital Ratio (Bank)	13.80	12.41	13.24	12.95	12.69
Total Capital Ratio (Bank)	15.05	13.64	14.49	14.15	13.94

(1) Annualized
(2) Net interest margin is net interest income divided by total average interest-earning assets, annualized.
(3) Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

Prime Meridian Holding Company and Subsidiary
Non-GAAP Measures and Ratio Reconciliation Quarterly Pre-Pax Pre-Provision Calculation (Unaudited)
(dollars in thousands except per share amounts)

	2Q'20	1Q'20	4Q'19	3Q'19	2Q'19
Net Income
Net earnings (GAAP)	$720	$716	$947	$964	$764
Plus: provision for loan losses	1,227	636	546	241	179
Plus: income taxes	217	220	257	316	245
PTPP operating earnings (non-GAAP)	$2,164	$1,572	$1,750	$1,521	$1,188

Earnings per Share EPS
Weighted average common shares, diluted	3,116,370	3,185,558	3,195,793	3,151,321	3,150,136
EPS, diluted (GAAP)	$0.23	$0.22	$0.29	$0.31	$0.24
PTPP EPS, diluted (non-GAAP)	$0.69	$0.49	$0.55	$0.48	$0.38

Return on Average Assets (ROAA)
Average assets	$616,670	$510,233	$501,878	$465,759	$436,292
ROAA (GAAP)	0.47%	0.56%	0.75%	0.83%	0.70%
PTPP ROAA (non-GAAP)	1.40%	1.23%	1.39%	1.31%	1.09%

Return on Average Common Equity
Average common equity	$56,563	$56,253	$55,340	$53,985	$52,248
ROAE (GAAP)	5.09%	5.09%	6.84%	7.14%	5.85%
PTPP ROAE (non-GAAP)	15.30%	11.18%	12.65%	11.27%	9.10%

Adjusted Average Loan Yield:
Average loans, excluding loans held for sale	$427,902	$352,421	$329,980	$313,595	$298,058
Less average PPP loans	(62,086)	-	-	-	-
Adjusted average loans, excluding loans held for sale (non-GAAP)	$365,816	$352,421	$329,980	$313,595	$298,058

Average interest on loans, excluding loans held for sale	4,745	4,363	4,160	4,093	3,834
Less interest income and earned fee income on PPP loans	(392)	-	-	-	-
Adjusted interest on loans, excluding loans held for sale (non-GAAP)	$4,353	$4,363	$4,160	$4,093	$3,834

Average loan yield, excluding loans held for sale (GAAP)	4.44%	4.95%	5.04%	5.22%	5.15%
Adjusted average loan yield, excluding loans held for sale (non-GAAP)	4.76%	-	-	-	-

Prime Meridian Holding Company and Subsidiary
Non-GAAP Measures and Ratio Reconciliation Pre-Tax Pre-Provision Calculation (6-months) (Unaudited)
(dollars in thousands except per share amounts)

	6 Months Ended
	June 30, 2020	June 30, 2019
Net Income
Net earnings (GAAP)	$1,436	$1,631
Plus: provision for loan losses	1,863	344
Plus: income taxes	437	519
PTPP operating earnings (non-GAAP)	$3,736	$2,494

Earnings per Share EPS
Weighted average common shares, diluted	3,150,240	3,146,878
EPS, diluted (GAAP)	$0.45	$0.52
PTPP EPS, diluted (non-GAAP)	$1.19	$0.79

Return on Average Assets (ROAA)
Average assets	$563,451	$429,359
ROAA (GAAP)	0.51%	0.76%
PTPP ROAA (non-GAAP)	1.33%	1.16%

Return on Average Common Equity
Average common equity (GAAP)	$56,408	$51,656
ROAE (GAAP)	5.09%	6.32%
PTPP ROAE (non-GAAP)	13.25%	9.66%

CONTACT:	Clint F. Weber, Chief Financial Officer and Executive Vice President
(850) 907-2300
Prime Meridian Holding Company
Website: www.primemeridianbank.com